EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS FOURTH QUARTER AND YEAR END
RESULTS

ATLANTA, Georgia, March 29, 2007 - Atlantic American Corporation (Nasdaq- AAME) today announced net income for the year ended December 31, 2006 of $8.9 million, or $0.33 per diluted share, as compared to a net loss of $3.2 million, or $0.21 per diluted share, for the year ended December 31, 2005. Total revenue for 2006 was $179.5 million, a 3.0% decline from 2005 total revenue of $185.1 million. Premiums during 2006 decreased $23.9 million, or 13.5%, to $153.7 million from 2005 premiums of $177.6 million. Premium decreases were attributable to the continued rationalization of the Company’s property & casualty business coupled with significant price and product competition in all lines of business. During the fourth quarter ended December 31, 2006, the Company reported net income of $3.0 million, or $0.11 per diluted share, compared to a net loss of $4.1 million, or $0.21 per diluted share, during the same period in 2005. For the fourth quarter ended December 31, 2006, total revenue increased 17.5% to $43.3 million from $36.8 million for the fourth quarter of 2005. Premiums for the fourth quarter of 2006 decreased 12.6% to $37.2 million compared to $42.6 million for the fourth quarter of 2005. The significant net loss in the quarter and year ended December 31, 2005 was attributable to a $10.7 million impairment charge which the Company recorded to reflect the write down of the value of its automotive sector investment holdings. Excluding consideration of realized investment gains (losses), pre-tax operating earnings for the year ended December 31, 2006 were $4.6 million, a 53.7% increase over 2005 pre-tax operating earnings of $3.0 million. Pre-tax operating earnings for the quarter ended December 31, 2006 were $2.2 million, a 33.0% decrease from the $3.3 million in the comparable quarter of 2005.

Commenting on the quarter and year, Hilton H. Howell, Jr., president and chief executive officer, stated, “2006 was a very successful year for Atlantic American in which we reported record pretax earnings. This was a great achievement considering that our results were negatively impacted by an extraordinary assessment from the Mississippi Windstorm Underwriting Association for hurricane Katrina in the second quarter. We have now completed our repositioning of our business away from hurricane prone areas and expect to conservatively grow our property and casualty premiums in less exposed areas. Our life and health operations have lost some premiums due to competition from the Medicare Advantage program sponsored by the Federal Government. We have been quite successful in expanding our association and special markets business and are optimistic for growth in this area in 2007.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, Association Risk Management General Agency, Association Casualty Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Atlantic American Corporation
Financial Data
As of December 31, 2006

	Three months ended Dec. 31,		Year ended Dec. 31,
(Unaudited; In thousands, except per share data)	2006	2005	2006	2005
Insurance premiums	$ 37,213	$ 42,565	$ 153,705	$ 177,593
Investment income	4,584	4,445	18,323	16,685
Realized investment gains (losses), net	1,321	(10,675)	6,691	(10,456)
Other income	176	502	813	1,263
Total revenue	43,294	36,837	179,532	185,085
Insurance benefits and losses incurred	22,126	24,566	91,932	115,676
Commissions and underwriting expenses	12,297	15,174	56,106	58,376
Interest expense	1,212	1,003	4,605	3,611
Other	4,119	3,456	15,600	14,887
Total benefits and expenses	39,754	44,199	168,243	192,550
Income (loss) before income taxes	3,540	(7,362)	11,289	(7,465)
Income tax expense (benefit)	576	(3,215)	2,353	(4,290)
Net income (loss)	$ 2,964	$ (4,147)	$ 8,936	$ (3,175)
Net income (loss) per common share:
Basic	$ 0.12	$ (0.21)	$ 0.36	$ (0.21)
Diluted	$ 0.11	$ (0.21)	$ 0.33	$ (0.21)

Selected Balance Sheet Data	December 31, 2006	December 31, 2005
Total investments	$ 298,775	$ 276,968
Total assets	458,632	460,417
Insurance reserves and policy funds	267,507	283,297
Debt	53,988	51,488
Total shareholders' equity	94,188	80,453
Book value per common share	3.44	3.14